Exhibit 99.1

5995 Opus Parkway Minnetonka, MN 55343 952.912.5500 952.912.5999 (Fax) 1.800.GKCARES www.gkservices.com
Press Release
FOR RELEASE: April 16, 2015

For Further Information:
At the Company:
Jeff Huebschen, Director, Investor Relations
952.912.5773
Jeff.Huebschen@gkservices.com

G&K Services Completes $350 Million Revolving Credit Facility
MINNEAPOLIS, MN, April 16, 2015 - G&K Services, Inc. (NASDAQ: GK) today announced the successful refinancing of its unsecured revolving credit facility. The new five-year, $350 million revolving credit facility replaces the company’s existing $250 million revolving credit facility, which was scheduled to expire in March 2017. The prior facility had borrowings of $30 million at the closing of refinancing.
The new credit facility was provided by a syndicate of financial institutions and arranged by Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, and Merrill, Lynch, Pierce, Fenner & Smith Incorporated. The facility, which will mature on April 15, 2020, bears interest between 1.00 percent to 1.75 percent over LIBOR, depending on the company’s leverage ratio. The new facility can be expanded by $200 million, to a total size of $550 million.
The company intends to use borrowings under the new credit facility to repay its $75 million of variable rate unsecured private placement notes which mature on June 30, 2015. In addition, the company has entered into a long-term interest rate swap contract for $75 million which will limit the company’s exposure to interest rate risk. The 15-year swap contract has a forward start date of July 1, 2016 and effectively fixes LIBOR at a rate of 2.35 percent.
“We’re very pleased with the support we received from our banks to complete this refinancing,” said Tracy C. Jokinen, Chief Financial Officer. “Our new credit facility has terms which reflect G&K’s strong financial performance, and provides us with even greater financial flexibility to pursue our game plan and capital deployment strategies.”

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has 7,800 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.